Exhibit 10.4

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made as of March 31, 2003 (the “Effective Date”) by and between SEARS, ROEBUCK AND CO., a New York corporation (“Sears”) with offices at 3333 Beverly Road, Hoffman Estates, Illinois 60179, and Easco Hand Tools, Inc., a Delaware corporation with offices at 125 Powder Forest Drive, Simsbury, Connecticut 06070 (“Easco”) , Lea Way Handtool Co., Ltd., a corporation formed under the laws of the Republic of China with offices at 288 Hou Tswang Road, Pei Twen District, Taichung, Taiwan (“Lea Way”), and Jessie & J Co., Ltd., a Hong Kong corporation with offices at Rm 1010, Tower A, Hung Hum Commercial Center, 39 Ma Tau Wai Road, Hung Hom, Kowloon, Hong Kong (“Jessie & J”), collectively doing business as Danaher Tool Group. Easco, Lea Way and Jessie & J are collectively referred to herein as “Seller.”

In consideration of the mutual covenants and promises this Agreement contains and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       VENDOR AGREEMENT.

This Agreement is a “Vendor Agreement” pursuant to the Universal Terms and Conditions between Seller and Sears of even date herewith (the “UTC”).  The UTC, including the Vendor Information Guide (as supplemented and modified by Sears, the “Vendor Guide,” provided that no supplement or modification to the Vendor Guide that results in additional obligations of or costs to Seller shall be effective against Seller if Seller objects to it in writing to Sears within 60 days after Sears e-mails notice of such supplement or modification to registered users of the Sears Business Exchange) incorporated into the UTC by reference, is incorporated into this Agreement.  References herein to the Vendor Guide will mean the domestic Vendor Information Guide with respect to Domestic Products and the International Vender Information Guide with respect to Import Products.  This Agreement will control over the UTC in case the terms of this Agreement are contradictory to or inconsistent with the terms of the UTC.  All capitalized terms used but not defined herein will have the meaning ascribed to them in the UTC.

2.                                       DEFINITIONS, SUPPLY AND PURCHASE OBLIGATIONS; PURCHASE ORDERS; FORECASTS; ACCEPTANCE.

2.1.                              Definitions.

(a)                                  “Mechanics Hand Tools” shall mean sockets (excluding impact sockets), ratchets, wrenches, adapters, extension bars, nutdrivers, hex keys, torque wrenches,

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

ratcheting wrenches, speeders, hinge handles, sliding Ts, and universal joints and other Products that Sears and Seller agree in writing to add to Exhibit A.

(b)                                 “Product” shall mean any Sears Branded MHT or other Mechanics Hand Tool that is listed on Exhibit A, as that Exhibit is amended in writing by Sears and Seller from time to time.  Except for purposes of Sections 2.1(f), 2.2, 2.7, 8, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 and  9.8, “Products” also includes impact sockets.

(c)                                  “Domestic Product” shall mean a Product that Sears purchases F.O.B. a location inside the United States, as designated in Exhibit A, as that Exhibit is amended in writing by Sears and Seller from time to time.

(d)                                 “Import Product” shall mean a Product that Sears purchases F.O.B. a location outside the United States, as designated in Exhibit A, as that Exhibit is amended in writing by Sears and Seller from time to time.

(e)                                  “Sears Branded MHTs” shall mean all Mechanics Hand Tools manufactured on behalf of Sears or its Majority-Owned Domestic Subsidiaries and bearing a Sears-owned brand, including Craftsman, Craftsman Professional and Companion, whether such Mechanics Hand Tools are manufactured by Seller or any other manufacturer.

(f)                                    “Sears Branded Products” shall mean all Sears Branded MHTs and all Sears Branded impact sockets.

(g)                                 “New Product” means any Product that offers significant improvement in performance or functionality over existing Products and that, at the time it is first added to Sears’ assortment, does not replace an existing Product (and is not composed of a reassortment of existing Products) in Sears’ assortment the sales history of which would have provided substantial insight into the sales potential of the new Product.  For example, at the time Sears first began selling them, the high visibility sockets and the next generation ratchets were New Products.

(h)                                 “Eligible MHTs” shall mean all Mechanics Hand Tools except *, or *, or *, and *.

(i)                                     “Seller-Made Eligible MHT Percentage” shall mean, for any period, a percentage calculated by dividing (i) the aggregate dollar amount of purchases of Eligible MHTs by Sears and its Majority-Owned Domestic Subsidiaries from Seller and its majority-owned subsidiaries during that period (excluding any such purchases that are made at less than the Initial First Cost Price or, if the Initial First Cost Price has been increased pursuant to Section 3, then excluding any such purchases at less than the adjusted price for so long as the adjusted price is in effect) by (ii) the aggregate dollar amount of purchases of Eligible MHTs by Sears and any of its Majority-Owned Domestic Subsidiaries from all vendors during that period.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

(j)                                     “Purchase Order” means a purchase order issued by Sears to Seller.

(k)                                  “Total Purchases” means the aggregate First Cost Price of all Products that Seller and its majority-owned subsidiaries ship to Sears and its Majority-Owned Domestic Subsidiaries during a particular period, excluding purchases by Sears and its Majority-Owned Domestic Subsidiaries pursuant to the Industrial Contract.

(l)                                     “Majority-Owned Domestic Subsidiaries” means any subsidiary incorporated and doing business in the United States or Puerto Rico, the majority of the outstanding voting securities of which are owned by Sears.

(m)                               “Initial First Cost Price” for a Product means the price listed on Exhibit A for that Product as of the Effective Date.

(n)           “First Cost Price” for a Product means the Initial First Cost Price for that Product, subject to any adjustment pursuant to Section 2.7 or Section 3.

(o)           “Industrial Contract” means the contract between Sears and Easco dated as of December 10, 2002, as such agreement may be amended from time to time pursuant to the terms thereof, relating to the distribution by Seller of Sears Branded MHTs and other products to commercial customers.

(p)           “VIR/Subsidy Measurement Period” means, as the context requires, (i) the second, third and fourth fiscal quarters of 2003, (ii) fiscal 2004, (iii) fiscal 2005 or (iv) the first fiscal quarter of 2006, each as measured by Sears’ fiscal year.

2.2.                              Requirements; Additional Business.

Subject to the provisions of Section 2.4 below and provided that Seller is able to meet Sears’ requirements as set forth in this Agreement, * Sears shall purchase from Seller quantities of Eligible MHTs sufficient to maintain the Seller-Made Eligible MHT Percentage at no less than * percent (*%).

2.3.                              Obligation to Supply.

Subject to the terms of this Agreement, Seller hereby agrees that it shall supply to Sears each of the Products listed on Exhibit A hereto and all other Products that become subject to the terms of this Agreement, upon issuance of a Purchase Order (as defined below).  Each of the Products shall bear the stock keeping unit (“SKU”) number assigned to it by Sears, as listed on Exhibit A.  If, after the Effective Date, additional Products are to be sold to Sears pursuant to this Agreement, then the parties shall execute a supplement to Exhibit A setting forth a description of such Products, the SKU, and other information required by Exhibit A for such Products.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

2.4.                              Ordering Processes.

The provisions of this Section 2.4 shall be effective as of April 28, 2003 and shall continue throughout the balance of the Term.

(a)          Definitions:

•                  “Regular Product” means any Product that is not a New Product.

•                  “New Promotional Product” means any New Product that Sears first offers for sale by including it in a weekly Sears pre-print, in an infomercial or in any other print or broadcast media.

•                  “Average Promotional Quantity” of any Product means the number calculated as follows:

A ÷ B, where

A = the number of units of the Product and its Product Equivalent that Sears sold during promotions (as defined by the Media Code based on the ad date) in the twelve full calendar months preceding the date on which Sears first gives Seller a sales forecast for a new promotion of the Product minus the number of units of the Product and its Product Equivalent that Sears sold during promotions in October, November and December of that twelve month period; and

B = nine.

•                  “Special Promotion” means any promotion of a Product for which Sears’ sales forecast is *% or greater than the Average Promotional Quantity for that Product.

•                  “Special Promotional Product” means any Regular Product or New Product that Sears features in a Special Promotion.

•                  “Product Equivalent” means a Product (i) that is from the same product grouping as another Product and (ii) the sales history of which would be reasonably comparable to the sales history of the other Product.

•                  “Lock Date” means, for a New Promotional Product, the day that is * before each Ship Date for that Product, and for a Regular Product or a Special Promotional Product, the day that is * before each Ship Date for that Product.

•                  “Netted Needs” means the quantity of any Domestic Product that Sears estimates it may purchase from Seller on a particular Ship Date.

•                  “Firm Deployment Date” means (i) for a Rapid Deployment (“RD”) shipment location, the date on which Seller receives “Firm Shipping Instructions” (Firm EDI 862) from Sears and (ii) for a Distribution Resource Planning (“DRP”) shipment location, the date on which Seller receives a Purchase Order (EDI 850) from Sears.

•                  “Shipping Window” means, for “less than truckload” shipments, the period of time beginning * before the Ship Date and ending on the * after the Ship Date, and for all other shipments means the period of time beginning * before the Ship Date and ending on the * after the Ship Date.

(b)                                 Each week Sears will electronically deliver to Seller Sears’ Netted Needs for the Domestic Products for each week over the following * (for DRP locations) or * (for RD locations) (the “Needs Forecast”). Sears will update the Needs

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

Forecasts weekly and will periodically set regular Ship Dates for Domestic Products.  On the applicable Lock Date, Seller will obtain from the most recent Needs Forecast the Netted Needs for the week in which the Ship Date corresponding to that Lock Date occurs (the “Firm Order Quantity”).  (For example, if the Ship Date for a Regular Product is August 21, 2005, Seller will obtain the Netted Needs for the week of August 20, 2005 from the Needs Forecast received by Seller closest to, but no later than, *). For each Special Promotion and each Special Promotional Product included therein, Sears and Seller will set a sales target.  On a date that the parties jointly select for that Special Promotion and Special Promotion Product (the “Firm Sales Target Date”), the sales target will become firm: the Netted Needs for that Special Promotion and Special Promotion Product will be calculated based on the sales target, which Sears shall not alter without Seller’s written consent. Sears agrees to buy from Seller, and Seller agrees to sell to Sears, the applicable Firm Order Quantity of each Product, provided, however, that if the Netted Needs on the Firm Deployment Date (the “Deployment Date Quantity”) is higher or lower than the Firm Order Quantity, Seller will satisfy its obligations under this Section 2.4(b) by shipping to Sears any quantity between and including the Firm Order Quantity and the Deployment Date Quantity, and Sears shall purchase whatever quantity within that range that Seller ships during the applicable Shipping Window (the “Acceptable Quantity”).  Notwithstanding the foregoing, (i) once all Purchase Orders for a Special Promotional Product relating to a particular Special Promotion have been shipped, that Product will be considered a Regular Product for purposes of this Section 2.4, and (ii) once all Purchase Orders for the first promotion of a New Promotional Product have been shipped, that Product will be considered a Regular Product for purposes of this Section 2.4.

(c)                                  Each month Sears will issue a rolling * forecast indicating the Import Products and quantities Sears estimates it may purchase from Seller (the “Import Forecast”) and the estimated Ship Dates for such Products. Sears may increase or decrease the quantities Sears estimates it may purchase by issuing new Import Forecasts. * prior to any Ship Date set forth in an Import Forecast (the “Import Lock Date”), the then-current Import Forecast will be deemed a Firm Order for the quantity of Products forecasted for that Ship Date (the “Preliminary Import Quantity”), provided that until * prior to the Ship Date Sears can increase or decrease the Preliminary Import Quantity up to *%.

(d)                                 Notwithstanding the foregoing, if the Netted Needs (in the case of a Domestic Product) or the Import Forecast (in the case of an Import Product) for any Product (other than a Promotional Product) and any Ship Date is more than *% of Sears’ average weekly purchases of that Product in the * preceding the date of such Netted Needs or Import Forecast, Seller may reject the amount in excess of *% by delivering written notice to Sears within ten days after Seller first receives such Netted Needs or Import Forecast.

(e)                                  Seller will attend monthly Production, Sales and Inventory (“PSI”) meetings at Sears’ offices, during which Sears and Seller will discuss forecasted sales and

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

promotional activity.  If in a PSI meeting that occurs after the Firm Sales Target Date, Sears and Seller agree to increase or decrease the sales targets for any Promotional Product(s), then Sears will promptly update the Needs Forecast based on the new sales targets.

(f)                                    Orders calculated pursuant to Sections 2.4(b) and (c) shall be considered “Purchase Orders” and shall be deemed to have been issued by Sears and accepted by Seller on the applicable Lock Date (for Domestic Products) or the Import Lock Date (for Import Products), in each case subject to any adjustments to quantity that are permitted under Sections 2.4(b) and (c).

2.5.                              Forecasts.

Subject to the requirements purchase obligations set forth in Section 2.2, Sears shall have no obligation to purchase any specific quantity of Products from Seller unless and until Sears issues a Purchase Order pursuant to this Agreement.  Domestic Forecasts, Forecasted Quantities, Import Forecasts and any other forecasts or estimates Sears may communicate to Seller will be estimates only and will not be binding upon Sears or give rise to an obligation by Sears to purchase any Products. Seller acknowledges and agrees that Sears has no obligation and has made no commitment to purchase any minimum quantity of Products, except as expressly ordered in any Purchase Order (subject to any modification and cancellation rights that Sears may have under this Agreement and to Sears’ obligation to purchase its requirements as set forth in Section 2.2).

2.6.                              Conflicting Terms.

In the event of any conflict or inconsistency between this Agreement and the terms and condition of any Forecast, Purchase Order, or other order document, the terms and conditions of this Agreement will control unless this Agreement is expressly referenced and superseded in such order document and the order document is signed by an Authorized Sears Representative and an Authorized Seller Representative.  An “Authorized Sears Representative,” for purposes of this Agreement, is any individual whose responsibilities include general management of the Tools business; provided, however, that an individual with primary buying responsibility for the Products will be deemed an Authorized Sears Representative for purposes of agreeing to changes to any items on one or more of the Exhibits so long as no such change alters the definition of any term defined in this Agreement.  An “Authorized Seller Representative” for purposes of this Agreement is the President, Vice President – Finance or Vice President – Marketing or Director of Marketing for Seller’s Special Markets Division.

2.7.                              Seller’s Right to Bid.

If Sears receives or chooses to solicit offers from third parties to supply any Sears Branded MHT listed on Exhibit A, or any New Product that will be a Sears Branded MHT, Sears will deliver to Seller a written notice describing the Sears Branded MHT and a forecast of Sears’ expected purchases of such Sears Branded MHT for the following twelve (12) months.  Promptly

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

after determining the country or countries of manufacture the other bidder(s) are proposing for such Sears Branded MHT, Sears will deliver to Seller a written notice identifying such country or countries.  Seller may submit a supply proposal for such Sears Branded MHT and, if it does so, *.  *. Notwithstanding the foregoing, Sears is not required to *.

3.                                       PRICES.

Beginning on April 28, 2003, and continuing *, and exclusive of any rebates, subsidies, discounts and other payments Seller makes to Sears under this Agreement, Seller and its majority-owned subsidiaries shall sell the Products to Sears at the First Cost Price.

The First Cost Price shall include: (a) all costs of shipping and insuring the Products to the F.O.B. Point, and (b) Seller’s cost of complying with Sears’ packaging and labeling requirements and assembly.  The parties shall negotiate in good faith to determine the First Cost Price of any Products supplied by Seller or any of its majority-owned subsidiaries which are not included on Exhibit A as of the Effective Date.

Notwithstanding the foregoing, if increases in any component of Seller’s * or * cause Seller’s cost of manufacturing the Products to increase for more than * (the “Trigger Period”) by more than *% over the cost of manufacturing in the prior * (a “Material Cost Increase”), then Seller may request a temporary increase in the First Cost Prices of the Products, such increase to equal no more than * percent (*%) of the increase in Seller’s manufacturing cost that is attributable to the increase in Seller’s * or * in excess of the *% increase.  For example, if increases in Seller’s * or * cause Seller’s cost of manufacturing the Products to increase from an average of $*/unit for * to $* for more than * in *, then Seller may request a temporary price increase of $*/unit (*% of the increase in excess of *% over the * cost of production).  If Seller requests a temporary price increase, Seller will permit Sears’ independent auditors to audit Seller’s books and records relating to the Material Price Increase, including all applicable supply contracts and hedging transactions, to verify the amount and cause of the Material Cost Increase and the proposed price increase. Sears’ independent auditors will execute the confidentiality agreement in the form attached as Exhibit I prior to conducting any audit and shall not disclose to Sears any information other than to verify or dispute Seller’s contentions regarding the Material Cost Increase and the proposed price increase. If Sears accepts the temporary price increase, Seller will (i) notify Sears as soon as the * and/or * cease to account for the Material Cost Increase, and the First Cost Prices will return to their previous levels retroactive to the date of such cessation, and (ii) continue to permit Sears’ independent auditors to audit Seller’s books and records to monitor the Material Cost Increase.  If Sears declines the temporary price increase, Seller may terminate this Agreement upon one hundred eighty (180) days’ written notice, provided that during such notice period Seller shall continue to fulfill its obligations hereunder.  Any price increase pursuant to this paragraph shall be retroactive to the first day of the Trigger Period.

4.                                       PRODUCT CHANGES

Seller shall provide Sears no less than six months’ written notice or such shorter period as

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

may be mutually agreed in writing by Sears Authorized Representative and Seller Authorized Representative, and obtain Sears’ written approval from an Authorized Sears Representative before implementing any Product Change.  “Product Change” is any change to a Product that impacts its performance, design, packaging, tags, labels, hangers, containers used in connection therewith, and/or all literature pertaining to the Product.  Sears and Seller shall negotiate in good faith to develop an action plan with respect to any Product which Sears and Seller agree should be subject to a Product Change.

5.                                       MANUFACTURING AND DELIVERY TERMS, AND RECOURSE PAYMENTS.

5.1.                              Manufacturing Products.

Seller and its majority-owned subsidiaries shall supply Products that meet or exceed the following (collectively the “Product Specifications”).

•                  any feature specifications described in Exhibit B;

•                  the final written technical and performance specifications agreed to by Sears and Seller for the Sears Branded Products;

•                  all industry or government standards applicable to the Products, as modified from time to time (such as UL, CPSC, ANSI and other standards for safety and efficiency), unless Sears and Seller agree to deviate from such standard(s) and their agreement is documented in a signed writing that identifies the standard(s) from which the applicable Products shall deviate;

•                  any final performance claim that Seller makes or has made in writing to Sears in connection with a Sears Branded Product; and

•                  any final performance claim that Seller makes or has made in writing in connection with a Product that is not a Sears Branded Product.

•                  in the case of Craftsman and Craftsman Professional Products, manufactured in a manner to permit “Made in U.S.A.” claim.

Sears has approved the Product Specifications for all Sears Branded Products listed on Exhibit A as it exists on the Effective Date.  Any changes to Product Specifications must be approved in advance in writing by an Authorized Sears Representative and an Authorized Seller Representative.

Seller shall regularly test the Products to ensure that the Products meet the Product Specifications. The timing and protocol for such testing must be approved in advance in writing by the Sears Lab.

The term “Specifications” in the UTC shall be deemed to include the Product Specifications.  If, after Specifications testing, Sears determines that any Product fails to meet

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

the Product Specifications, Seller shall, with Sears’ reasonable assistance, redesign the Product to meet or exceed the Product Specifications within sixty (60) days after Sears’ delivering written notice to Seller.

5.2.                              Delivery.

(a)                                  Purchase Order Lines; Order Completion; On Time Delivery.  This Section 5.2(a) shall be effective as of May 25, 2003 and shall continue throughout the balance of the Term

“Purchase Order Line” means a line in a Purchase Order that specifies the Product(s) and quantity of Product(s) being ordered.  The number of Purchase Order Lines included in a Purchase Order is equal to the number of different items being ordered (e.g., if Sears issues a Purchase Order for 300 units of item 12345 and 220 units of item 56789, then the Purchase Order contains two Purchase Order Lines).

Seller shall use its best efforts to fill each Purchase Order Line:

•                                          on time (i.e., delivery within the applicable Shipping Window) and

•                                          complete (i.e., delivery of the Acceptable Quantity of the applicable Product).

For Domestic Products, Seller is responsible for loading the Domestic Products on a trailer at the Delivery Point.  For Import Products, Seller is responsible for loading the Import Products on a container and clearing them through customs.

If in any calendar year of the Term the number of Non-Complying Lines exceeds that year’s Maximum Allowable Non-Complying Lines, then for each Non-Complying Line in excess of the Maximum Allowable Non-Complying Lines Seller will pay Sears the applicable Compliance Fee for that year.  A “Non-Complying Line” is a Purchase Order Line that Seller does not fill on time or does not fill complete.  The Maximum Allowable Non-Complying Lines for a year is the total number of Purchase Order Lines issued by Sears during that year multiplied by the applicable Allowable Non-Compliance Percentage listed on Exhibit C.  The Compliance Fee for each year equals A×B, where

A = the *, calculated by dividing the * by the *; and

B = *%.

Seller will immediately notify Sears if there is a reasonable likelihood that Seller may not meet a required Ship Date.  Seller will accurately complete such paper work and/or electronic communications for each shipment (e.g., bills of lading, packing lists and UCC 128 labels) as Sears periodically requires. The quantity stated by Seller for each Product on the advance shipping notice (“ASN”), invoice, bill of lading, packlist/manifest and any other documentation will equal the actual quantity shipped by Seller.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

Commencing with the fiscal month May 25, 2003 through June 28, 2003 and continuing throughout the balance of the Term, Seller shall deliver to Sears on a monthly basis the total Non-Complying Lines for the prior month and for the year-to-date.  Sears shall then have 30 days after receiving such report to either accept or reject the number of Non-Complying Lines listed therein, after which time if Sears does not respond the Non-Complying Lines listed in the report shall be deemed to have been accepted by Sears.

(b)                                 Delivery Point.  All Products shall be shipped F.O.B. (as that term is used in the Illinois Uniform Commercial Code) Sears’ delivery point (the “F.O.B. Point”). The F.O.B. Point for Domestic Products shall be *; the F.O.B. Point for Import Products shall be *.  Seller shall be responsible for all freight costs attributable to transporting Import Products to the F.O.B. Point.  All risk of loss shall remain with Seller until the Products are delivered to the F.O.B. Point.  In addition, Seller is solely responsible for any damage to the Products attributable to improper loading and improper packaging from the time the Product is delivered to the F.O.B. Point until it reaches a Sears distribution facility (e.g., Sears DDC or RRC).  Absent a specific amendment to this provision, any language in a Purchase Order selecting a Seller or a carrier F.O.B. Point shall not apply.

6.                                       PAYMENT TERMS.

(a)                                  Domestic Products.  Seller will invoice Sears via EDI on the date Seller issues its Advance Shipping Notice (“ASN”) to Sears.  Seller will issue an ASN via EDI on the date the Domestic Product departs the F.O.B. Point. Sears will pay the undisputed portion of each invoice so that Seller receives payment on the * (*th) day after the date of the ASN; provided that if that day is a Saturday, Sunday or bank holiday, Sears will pay on the next banking day.

(b)                                 Import Products.  Seller will invoice Sears upon delivery of Import Products to the F.O.B. Point.  Sears will pay the undisputed portion of each invoice *.

7.                                       PRODUCT LINE TRACKING, REPORTING AND SALES SUPPORT.

7.1.                              Single Point of Contact.

Seller shall provide Sears with sufficient assistance and resources to manage Sears’ account with Seller and to manage Seller’s administrative and other obligations under this Agreement.  Seller shall designate at least one full time contact person, who is acceptable to Sears, per Sears’ format (minimum $20 million in sales per calendar year) to oversee this relationship.

7.2.                              Periodic Reporting.

(a)                                  Intentionally Omitted.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

(b)                                 Seller-Made Eligible MHT Percentage.  Sears will share with Seller on an annual basis the Seller-Made Eligible MHT Percentage. No more than once during each year of the Term, Sears will permit Seller’s independent auditor to audit Sears’ books and records relating to the calculation of the Seller-Made Eligible MHT Percentage to verify that Sears has satisfied its obligations under Section 2.2. The independent auditors shall execute the confidentiality agreement in the form attached as Exhibit I prior to conducting any audit and shall not disclose to Seller any information other than whether Sears has satisfied its obligations under Section 2.2 and if not the nature and scope of the failure to so comply.

(c)                                  Seller Performance Evaluation.  Seller shall survey, on an annual basis, Sears’ personnel concerning Seller’s performance during the prior year. Within 45 days of the end of each calendar year, Seller shall deliver to Sears a written evaluation of Seller’s performance under this Agreement during the previous year, incorporating Sears’ survey responses and other comments relating to Seller’s performance.  Sears shall deliver to Seller twice annually a mid-year vendor score card.

(d)                                 General Marketing Reports.  Sears and Seller will use commercially reasonable efforts to provide additional marketing reports to each other on a regular basis as shall be mutually agreed by the parties.

(e)                                  Market Research.  Sears and Seller will share the results of all relevant, non-confidential market research studies that either party conducts or commissions relating directly to Sears Branded Products.

All such reports and surveys are for informational purposes only and will not be the basis for any subsidy or other calculations under this Agreement.  All such reports and surveys shall, unless otherwise agreed to by Sears and Seller, be prepared on a consistent basis and, to the extent available and meaningful, shall include a comparison to the prior year’s performance for the period in question.  Furthermore, all such reports and surveys, shall be “Confidential Information” of the disclosing party as defined in Section 15.1.  This provision shall not require Sears or Seller to provide, and Sears and Seller shall not provide, any information which would violate any applicable federal, state or local statutes, common law, rules, regulations, ordinances or order of a court of competent jurisdiction (collectively, “Applicable Law”), or any agreement legally binding upon Sears or Seller.

7.3.                              Training Support.

Seller shall provide sales support representatives to provide training sessions for Sears’ personnel at such location(s) and in such manner as shall be mutually agreed by the parties.  Seller’s support representatives shall have adequate sales and technical expertise on all Product, application and usage issues to train Sears’ personnel reasonably during these support calls.  Training shall focus on Product knowledge and features, Product uses, competitive Product offerings, pricing issues, promotions, marketing initiatives and customer complaints.  As reasonably requested by Sears, and consistent with the parties’ past practice, Seller will provide

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

training content regarding Product features in the form of articles for Sears’ Homeworks magazine and e-learning materials.

7.4.                              After-Sale Support.

Seller shall maintain at least one dedicated toll-free telephone number exclusively for Sears’ customers and Sears’ associate support and assistance relating to the Sears Branded Products. The call center(s) (each a “Call Center”), answering such calls shall be open from 8:00 a.m. to 5:00 p.m. Monday through Friday Eastern Standard or Daylight Time, as applicable, except for national holidays.  The Call Center must have, or have the capability to connect Sears’ customers and Sears’ associates directly with, English-speaking and Spanish-speaking personnel knowledgeable in all technical and functional aspects of the Sears Branded Product Line.  After the first year of the Term, Sears and Seller will evaluate criteria to be mutually agreed upon to determine the continuing need for Spanish-speaking personnel.  Following a request by the Sears buyer, and after Seller consumes its then-existing inventory of packaging materials in the manufacturing process, on all packaging materials subsequently acquired or manufactured by Seller, Seller shall print the applicable telephone number, along with the model number, current industry marking standard, and Sears web site address (www.craftsman.com) on all Sears Branded Product packaging and literature. All data and information related to the Sears Branded Products that Seller collects in connection with these telephone and Internet support centers, including, without limitation, any customer names, customer addresses and warranty card information, shall be deemed “Sears Information” as defined in Section 14.4(b).

7.5.                              Telephone Numbers; Internet Addresses.

Effective upon this Agreement’s expiration (without renewal or extension) or termination and subject to approval by the applicable telephone company (which approval the parties will use their best efforts to obtain), Seller hereby assigns to Sears all of Seller’s right, title and interest in and to all telephone numbers (the “Sears Numbers”) used in connection with Sears Branded Products under Section 7.4 above.  Upon the expiration or termination of this Agreement, Seller shall have no further right, obligation, title or interest in or to those Sears Numbers, but shall remain liable for all fees and costs relating to those Sears numbers incurred prior to the effective date of the assignment.  Such assignment shall not be effective unless accepted by Sears, in its sole discretion.  Prior to its acceptance of the assignment, Sears shall have no liability or obligation whatsoever in connection with the Sears Numbers.  Seller acknowledges and agrees that as between Seller and Sears, upon this Agreement’s expiration or termination, Sears shall, if it so elects, have the sole right to and interest in those Sears Numbers, which right may be exercised by Sears providing written notice to Seller of its intention to exercise the right within thirty (30) days after the expiration or termination of this Agreement.  If Sears exercises its rights pursuant to this Section 7.5, and solely for the purposes thereof, Seller shall direct the telephone company with which Seller has placed listings of the Sears Numbers to assign the Sears Numbers and listings to Sears (or Sears’ designee), and to sign and deliver any documents and take any actions as may be reasonably necessary to effectuate this assignment.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

8.                                       VOLUME INCENTIVE REBATES.

In addition to all other Seller support provided under this Agreement, Seller shall provide volume incentive rebates (“Volume Incentive Rebates” or “VIR”) to Sears.  Volume Incentive Rebates shall be calculated based on Sears’ Total Purchases of Products during the applicable VIR/Subsidy Measurement Period compared to Sears’ Total Purchases of Products during the same period from the previous year (e.g., the second, third and fourth quarters of fiscal 2003 would be compared against the second, third and fourth quarters of fiscal 2002). The applicable incremental increase of the Total Purchases over the previous year shall then be multiplied by the applicable “VIR Percentage” listed below.

Percent of Total Purchases	VIR Percentage
Above *% - *%	*%
Above *%	* % of the first *% - *%, and *% of the excess over *%

For purposes of calculating the VIR, any purchases of Products prior to the Effective Date shall be restated using the First Cost Prices of the applicable Products

Examples (with all Total Purchases restated to reflect the First Cost under this Agreement):

1.               If Sears’ Total Purchases were $* for fiscal 2003 and $* for fiscal year 2004, then the VIR for 2004 would be $* ($*, the excess of the increase in Total Purchases over *%, multiplied by *%, the applicable VIR percentage because the year over year increase in Total Purchases was *%).

2.               If Sears’ Total Purchases were $* for fiscal 2003 and $* for fiscal 2004, then the VIR for 2004 would be $* ($* (the portion of the year over year increase in Total Purchases that was greater than *% but less than or equal to *%) multiplied by *%, plus $* (the portion of the year over year increase in Total Purchases that was greater than *%) multiplied by *%).

Sears shall be entitled to collect from Seller any VIR on or after the fifth business day after the end of the VIR/Subsidy Measurement Period in which the VIR is earned.

9.                                       SUBSIDIES AND MARKETING SUPPORT.

9.1.                              Promotional Plans.

Before the beginning of each year of the Term, Sears and Seller shall conduct a joint planning session (an “Annual Planning Session”) to set growth targets and discuss new or existing Products or strategies designed to increase the volume under the program for the coming year, discuss strategies and assign responsibilities for marketing support, and discuss capacity estimates for the relevant calendar year.   During each year of the Term, Sears and Seller shall meet at least two additional times for seasonal updates to the plan prepared in the previous Annual Planning Session.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

9.2.                              Sales Promotion Subsidies.

In addition to all other Seller support provided under this Agreement, Seller shall pay to Sears or its designee marketing subsidies (“Sales Promotion Subsidies”) of a total of $* in the last three quarters of fiscal 2003, $* in 2004, $* in 2005 and $* in the first fiscal quarter of 2006 (each a “Sales Promotion Subsidy”). Sears and Seller shall meet periodically to plan how to use the Sales Promotion Subsidies.  For each portion of the Sales Promotion Subsidy to be spent as mutually agreed by the parties, Seller will pay Sales Promotion Subsidies (i) at Sears’ direction, to third parties providing goods or services to Sears or (ii) to Sears directly, pursuant to the terms of a promotional agreement issued by Sears.  If in any calendar year (or fiscal quarter, in the case of the first quarter 2006 Sales Promotion Subsidy) Seller does not pay the full Sales Promotion Subsidy for that year or quarter, Seller shall pay the shortfall to Sears by wire transfer no later than the fifth business day after the end of the fiscal period to which the Sales Promotion Subsidy relates.

9.3.                              Packaging and Product Development Information and Material.

Seller shall consult with Sears and obtain Sears’ prior written approval before developing or implementing any changes to the packaging, advertising and marketing materials, or owners or other manuals used in connection with the any or all of the Sears Branded Products. Notwithstanding the foregoing, Seller shall be solely responsible for the adequacy of such materials and Sears shall have no liability for any suggested changes proposed by Sears which Seller adopts.

9.4.                              Other Marketing Support.

Periodically during the Term, Sears and Seller shall negotiate in good faith to determine other subsidies and marketing support that, upon agreement of the parties, Seller shall provide to Sears to support the Products.  This support, may include, without limitation, the following:

(a)                                  Marketing and Promotional Materials.  Seller shall provide Sears with a reasonable supply of Seller’s standard marketing and promotional items for the Product Lines, including, without limitation, point-of-sale brochures, laminated hang cards, signage (including, without limitation, c-channel, point-of-sale, special event, endcap, promotional and overhead signage), sufficient samples to support public relations and promotional activity, and other similar materials.

(b)                                 Plan-O-Gram.  Seller shall, at Sears’ sole discretion, either provide Plan-O-Gram development support (including, without limitation, Product samples and imaging) at reasonable intervals during the Term outlining suggested placement, layout and presentation of Products, or reimburse Sears for all reasonable costs and expenses incurred in developing the Plan-O-Gram support.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

(c)                                  Internet Efforts.  Seller shall support Sears’ internet marketing, distribution, logistic, accounting and sales efforts.  If requested by Sears, Seller shall include a hyper link from Seller’s web site(s) to the web site(s) designated by Sears.  The parties shall agree on the appearance and location of such hyperlink within the website.  Seller’s support of Sears internet marketing and sales efforts shall include, without limitation: (i) providing reasonable graphics and content support for any Sears’ designated web site relating to the Products, and (ii) reimbursing Sears for the cost Sears pays to add Products to Sears’ websites, which cost currently approximately ranges from $150 to $485 per product.

9.5.                              Coop Advertising Subsidy.

Seller will pay Sears a Coop Advertising Subsidy (the “Coop Advertising Subsidy”) equal to * percent (*%) of Sears’ Total Import Purchases during each VIR/Subsidy Measurement Period. “Total Import Purchases” means the aggregate First Cost Price of all Products that are manufactured outside the United States that Sears purchases from Seller during the applicable VIR/Subsidy Measurement Period. On or after the fifth business day after the end of each VIR/Subsidy Measurement Period, Sears will collect the Coop Advertising Subsidy for the prior period by debit memo.  If the Coop Advertising Subsidy exceeds the amounts then payable from Sears to Seller, Seller will immediately pay such excess to Sears by wire transfer.

9.6                                 Promotional Support Subsidy.

Beginning April 28, 2003 and continuing throughout the balance of the Term, Seller will pay Sears monthly Promotional Support Subsidies (“Promotional Support Subsidies”) equal to * percent (*%) of the prior month’s Total Purchases of Domestic Products. On or after the fourth business day of each month, Sears will issue a debit memo for the prior month’s Promotional Support Subsidy. If the Promotional Support Subsidy for any month exceeds the amounts then payable from Sears to Seller, Seller will immediately pay such excess to Sears by wire transfer.

9.7         Impact Socket Subsidies.

Seller will pay Sears a Marketing Subsidy equal to * percent (*%) of Sears’ Total Purchases of impact sockets during each VIR/Subsidy Measurement Period and a Store Support Subsidy equal to * percent (*%) of Sears’ Total Purchases of impact sockets during each VIR/Subsidy Measurement Period (collectively, the “Impact Socket Subsidies”).  On or after the fifth business day after the end of each VIR/Subsidy Measurement Period, Sears will collect the Impact Socket Subsidies for the prior period by debit memo.  If the Impact Socket Subsidies exceed the amounts then payable from Sears to Seller, Seller will immediately pay such excess to Sears by wire transfer.

9.8                                 Warranty Credit Subsidy.

To offset Sears’ costs associated with providing Product exchanges to customers who return ratchets, on or before December 31, 2003, 2004 and 2005, Seller will pay Sears by wire

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

transfer a “Warranty Credit Subsidy” of $*, and on or before *, Seller will pay Sears by wire transfer a Warranty Credit Subsidy of $*.  The Warranty Credit Subsidy will be decreased by * percent for each full * percent reduction in the annual Ratchet Allowance Rate below the 2002 Ratchet Allowance Rate.  The “Ratchet Allowance Rate” is the quotient obtained by dividing Sears’ Craftsman and Craftsman Professional ratchet allowances during the applicable period by Sears’ total sales of Craftsman and Craftsman Professional ratchets during the applicable period as calculated in SPRS.  As of the Effective Date, SPRS reports the Ratchet Allowance Rate as “Sales Adjustments by Reason—Craftsman Lifetime Warranty.

10.                                 EPIDEMIC RETURNS.

10.1.                        “Epidemic Return” means (i) a Product or Product Line that is subject to a recall or (ii) a * percent or greater increase (e.g., an increase from *% to *%) in the rolling * returns rate for a Product or Product Line over the prior * rolling * returns rate. The returns rate is calculated by dividing (a) the total number of units of a Product (or of Products in a Product Line) that are returned to Sears by customers during the previous * by (b) the total number of units of a Product (or of Products in a Product Line) that are sold by Sears to customers during the previous *.

10.2.                        Epidemic Return Payments.

Sears may, at any time during or after the Term, return to Seller all Epidemic Returns.  Seller shall reimburse Sears for the full “Return Cost” of each Epidemic Return Sears tenders to Seller (collectively, the “Epidemic Return Payments”).  “Return Cost” means *% of  the First Cost of the Epidemic Return, plus Sears’ actual freight costs.

11.                                 TRANSITION MANAGEMENT.

Seller shall provide Sears no less than six (6) months’ written notice or such shorter period as agreed to in writing by a Sears Authorized Representative and obtain Sears’ written approval before discontinuing any Product production.  Sears and Seller shall negotiate in good faith to develop an equitable program, consistent with past practice, for liquidating any inventory of discontinued Products or any Products that are the subject of a demand made by Sears pursuant to Section 14.4(c).

12.                                 SEARS INVENTORY PURCHASE OBLIGATIONS

Upon the termination or expiration of this Agreement, Sears will purchase from Seller the following:

(a) all Products listed on any Purchase Orders issued by Sears prior to such termination or expiration;

(b) *;

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

(c) *; provided, however, that Sears shall not be required to purchase pursuant to this Section 12(c) *.

Seller shall not be liable to Sears for Administrative Fees and Compliance Fees related to late delivery or non-delivery of Products pursuant to this Section 12.  In the event that Seller *.  Seller is hereby authorized by Sears to use the Sears Marks and Sears Trade Dress solely for the sale or other disposition of remaining inventory * in accordance with this paragraph.

Sears’ purchases of Products pursuant to this Section 12 will be counted for purposes of Sections 9.5, 9.6 and 9.7, but not for purposes of Section 8.

13.                                 TERM.

The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end, unless sooner terminated under the terms of this Agreement, on the * anniversary of the Effective Date (the “Expiration Date”).  Orders placed by Sears with Seller during the Term pursuant to Section 2.4 are subject to this Agreement.

On or before *, Sears and Seller shall meet to evaluate the MHT market and their relationship and to discuss in good faith the terms under which they might choose to continue to do business *.

14.                                 INTELLECTUAL PROPERTY.

14.1.                        Patents.

Seller represents and warrants that the manufacture, usage and sale of the Products are not in violation and are not alleged to be in violation of any patent, patent application, trademark, copyright, trade secret or other intellectual property right of any third party.

14.2.                        Exclusive Features/Products.

For the period(s) stated on Exhibit D, Seller will not directly or indirectly, under any brand name, sell any Product listed on Exhibit D or any Mechanics Hand Tool including any feature listed on Exhibit D to the Retail Market. “Retail Market” means (i) on-line and catalog retailers, (ii) businesses that generally meet the retail market characteristics listed on Exhibit H and (iii) businesses that directly or indirectly sell products to businesses described in clause (i) or (ii), provided that solely for purposes of this Agreement the Retail Market shall not include NAPA.  Breach of this Section 14.2 is a material breach of this Agreement.

14.3.                        Work Product.

Any marketing materials, advertising materials, promotional materials, point of sale displays, packaging, customer information and material, warranty card information, copyrights, tradenames, trademarks, trade dress, servicenames, servicemarks and other materials relating to

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

any Sears Branded Products, which materials are prepared, developed or created by or on behalf of Sears or Seller or any of their personnel, agents or contractors in connection with this Agreement or otherwise in connection with the Sears Branded Products (collectively, “Work Product”), shall be exclusively owned by Sears.  Sears may, in its sole discretion, use, reproduce, or distribute any Work Product in any manner whatsoever, without further obligation or liability to Seller.  Seller acknowledges and agrees that all Work Product shall be considered “work made for hire” as that term may be defined from time to time in Section 101 of the Copyright Act, 17 U.S.C. Section 101 (or any successor provision), that Sears shall be deemed the author of the Work Product, and that Sears shall be the exclusive owner of all right, title and interest, including all copyrights, in and to the Work Product.  If, for any reason, the Work Product is found not to have been created as work made for hire, Seller hereby assigns without limitation all right, title and interest in and to the Work Product to Sears, including all copyrights and other intellectual property rights associated with any Work Product and the right to bring suit on all causes of action relating to any Work Product, including for copyright infringement of, the Work Product.  Seller further agrees to execute and deliver to Sears any and all further documents deemed by Sears to be helpful in documenting, effectuating or recording the foregoing assignment.  Seller shall not, and shall not permit any third party to, disclose or provide any of the Work Product to any Person other than Sears, including but not limited to disclosure of Work Product as a part of any master mailing list or other compilation of customer or demographic information.

Seller hereby grants Sear a perpetual, irrevocable, worldwide license to use in any manner, including to reproduce, sell and sublicense, any owner’s manuals, web site graphics, web site content support videos and web site content related to any Sears Branded Product, which materials are prepared, developed or created by or on behalf of Seller or any of its personnel, agents or contractors in connection with this Agreement or otherwise in connection with the Products.

14.4.                        Sears Marks and Sears Trade Dress.

(a)                                  Seller hereby acknowledges that (i) the trademarks, service marks and trade names listed on Exhibit E (collectively, the “Sears Marks”), and (ii) any distinctive trade dress of any Sears Branded Products purchased from Seller by Sears (the “Sears Trade Dress”) constitute valuable intellectual property solely and exclusively owned by Sears.  During the Term of this Agreement only, Sears hereby grants to Seller a non-exclusive, limited license to use the Sears Marks and Sears Trade Dress for the sole purpose of affixing the Sears Marks or incorporating the Sears Trade Dress into (1) any Products supplied to Sears by Seller, in accordance with Sears’ instructions and (2) any Work Product developed, prepared or supplied by or on behalf of Seller relating to any Sears Branded Products, including but not limited to advertising materials, promotional materials, point of sale displays or packaging. Seller shall not distribute to any Person other than Sears any Products or any Work Product relating to any Products bearing the Sears Marks or incorporating Sears Trade Dress or Sears’ other Intellectual Property Rights without Sears’ specific written authorization prior to such distribution.  Such limitation of distribution rights shall not affect the distribution rights granted to Seller in the Industrial Contract.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

(b)                                 Seller shall not claim any right, title or interest in, or challenge Sears ownership of, (i) the Sears Marks, (ii) the Sears Trade Dress, (iii) the Work Product, or (iv) any lists, files or other information or material provided or made available by Sears (or by Sears customers in connection with purchases of Products) for use by Seller (“Sears Information”).  Seller recognizes and acknowledges that the use of any Sears Information shall not confer upon Seller any right or interest therein.

(c)                                  Seller shall use the Sears Information only in the performance of its obligations under this Agreement and in accordance with this Section 14.  Upon the expiration or termination of this Agreement, or at any time during the Term upon demand by Sears, Seller shall immediately stop using all Sears Marks, Sears Trade Dress, Sears Work Product and Sears Information and shall transfer to Sears all Work Product produced and all other materials containing or based on Sears Information. Should Sears demand that Seller stop using Sears Marks, Sears Trade Dress, Work Product, Sears’ Intellectual Property and Sears Information in accordance with this subsection, Seller shall have no obligation to pay damages for any failure to supply Sears Branded Products that is prevented by such demand.

(d)                                 Nothing in this Agreement shall be construed to bar Sears from protecting its rights to the exclusive ownership of Sears Information against infringement or appropriation by any party or parties, including any use by Seller not expressly authorized by this Agreement.  Seller acknowledges that Sears Information possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage Sears would sustain in the event of unauthorized use thereof.  Seller agrees and acknowledges (i) that irreparable injury would be caused to Sears by unauthorized use of Sears Marks, Sears Trade Dress, Work Sears Branded Product or Sears Information, (ii) that if this Section 14 is breached by Seller there would be no adequate remedy at law and (iii) that in the event of such breach, a temporary restraining order or preliminary or permanent injunctive relief, in each case without bond, would be appropriate.  Seller waives any right it may have to require Sears to post a bond in connection with any such order.

14.5.                        Seller Marks and Seller Trade Dress.

Sears hereby acknowledges that the trademarks, service marks and trade names listed on Exhibit F (the “Seller Marks”) constitute valuable intellectual property and, as between Sears and Seller, are solely and exclusively owned by Seller.  Sears shall not claim any right, title or interest in, or challenge Seller’s ownership of, the Seller Marks.

14.6.                        Innovations to Mechanics Hand Tools.

Seller agrees to consult with Sears periodically during the Term in the processes of developing new Mechanics Hand Tools, enhancements, innovations, technological

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

improvements and modifications to Mechanics Hand Tools and redesigns of Mechanics Hand Tools (collectively “Innovations”) to the extent such Innovations are owned or licensed by Seller or its majority-owned subsidiaries. As between Sears and Seller, Seller shall own all right, title and interest in and to those Innovations that Seller solely initiates, solely develops or solely commissions, or that are proposed to Seller by a third party, without any direction, input or assistance from Sears, during the Term.  Any and all Product evaluations performed by Sears or its authorized representatives shall not qualify as direction, input and/or assistance in or to the Innovations and Sears shall not claim any right, title and interest in, or challenge Seller’s ownership of such Innovations.

*

(c)                                  *.  Sears and Seller acknowledge that the * and * applicable to any * or * will be subject to *.  Sears and Seller further acknowledge their expectation that the * of any such * will be *.

(d)                                 *.

15.                                 CONFIDENTIALITY.

15.1.                        “Confidential Information” means any information, whether disclosed in oral, written, visual, electronic or other form, that one party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”), that relates to or is disclosed in connection with the parties’ performance under this Agreement and that is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party, including information concerning the Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current or potential customers, financial performance or forecasts and business plans, strategies, forecasts or analyses, warranty card information, manufacturing technologies or processes, software (including all documentation and code), hardware or system designs, architectures or protocols, Sears Branded Product specifications, any New Product information, any Innovations or the terms of this Agreement.

                                                15.2.                        Treatment of Confidential Information.

Sears and Seller shall each use the other party’s Confidential Information and reproduce materials containing Confidential Information only as necessary to perform its obligations under this Agreement.  Sears and Seller shall restrict disclosure of Confidential Information to its personnel who have a need to know such information to perform the parties’ obligations under this Agreement and who have been advised of the obligation not to disclose Confidential Information. The Receiving Party is liable for any unauthorized disclosure or use of Confidential Information by the Disclosing Party’s personnel.  Within ten (10) days after receiving the Disclosing Party’s written request, the Receiving Party shall: (a) destroy or return (as instructed by the Disclosing Party) any materials containing Confidential Information, and (b) certify to the requesting party that it has satisfied its obligations under this Section 15.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

15.3.                        Exceptions to Confidential Treatment.

General.  The obligations under this Section 15 do not apply to any Confidential Information that the Receiving Party can demonstrate:

is or becomes publicly available without the Receiving Party’s breach of this Agreement;

is independently developed by the Receiving Party without using any Confidential Information; or

is received by the Receiving Party from a third party that does not have an obligation of confidentiality to Sears.

Legal Requirements.  The Receiving Party may disclose Confidential Information to the extent that it is required by Applicable Law to be disclosed. The Receiving Party shall notify the Disclosing Party a reasonable time prior to disclosure and allow the Disclosing Party a reasonable opportunity to seek appropriate protective measures.

Burden of Proof.  The Receiving Party shall have the burden of proving the applicability of the foregoing exceptions to this Section 15.

16.                                 MISCELLANEOUS.

16.1.                        Representations and Warranties.

Each party represents and warrants that it has the right, power and authority to grant the rights provided under this Agreement and to perform its obligations under this Agreement, and that the warranty’s party execution, delivery and performance of this Agreement have been duly authorized and will not violate any other agreement, restriction, or Applicable Law or by which the party is bound.

                                                16.2.                        No Assignment or Sublicense; Binding Effect.

This Agreement and all its rights and duties hereunder are personal to Seller and shall not, without the written consent of Sears, be transferred, assigned, sublicensed or otherwise encumbered by Seller or by operation of law.  Notwithstanding the foregoing, Seller may upon forty-five (45) days’ advance written notice to Sears assign this Agreement to a direct or indirect wholly-owned subsidiary of Danaher Corporation (a “Permitted Assignee”), provided that any such assignment shall only be valid so long as the Permitted Assignee remains a direct or indirect wholly-owned subsidiary of Danaher Corporation.

A Change of Control shall constitute an assignment of this Agreement.  Notwithstanding anything to the contrary in the preceding paragraph, Seller or, if Seller has assigned this Agreement to a Permitted Assignee as permitted by this Section, its Permitted Assignee (as applicable, the “Assignor”) may assign this Agreement without Sears’ consent in connection with a Change of Control, except that if any party listed on Exhibit G is a party to the Change of Control, then the Assignor must obtain Sears’ prior written consent to the Change of Control, which Sears may withhold in its sole discretion.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

For purposes of this Section, “Change of Control” means (i) a sale of all or substantially all of the assets of Seller, whether in a single transaction or a series of transactions; (ii) the merger or consolidation of Seller with or into any corporation or the merger of another corporation into Seller if the effect is that fifty percent (50%) or more of the total voting power entitled to vote in the election of the board of directors of the surviving or new corporation is held by a person or persons other than the shareholders of Seller immediately prior to such transaction; or (iii) the occurrence of any other event which results in fifty percent (50%) or more of the total voting power entitled to vote in the election of the board of directors of Seller being held by a person or persons other than the shareholders of Seller who, individually or as a group, held 50% or more of such voting power immediately prior to such event. If any direct or indirect parent company of Seller (other than Danaher Corporation) or, in the event that Seller has assigned this Agreement to a Permitted Assignee as permitted by this Section, such Permitted Assignee, or any direct or indirect parent company thereof (other than Danaher Corporation), undergoes a transaction described in this definition, that transaction would also be deemed to be a Change of Control.

16.3.                        Notices.

Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation or personal delivery to the other party at the address below:

If to Sears:	Sears, Roebuck and Co.
3333 Beverly Road, Mail Station: D3-168B
Hoffman Estates, Illinois 60179
Attn.: VP, GMM - Tools
Facsimile: (847) 286-4404

With a copy to:	Sears, Roebuck and Co.
3333 Beverly Road, Mail Station: B6-247A
Hoffman Estates, Illinois 60179
Attn.: VP Law, Retail
Facsimile: (847) 286-0266

If to Seller:	Easco Hand Tools
125 Powder Forest Drive
Simsbury, Connecticut 06070
Attn.: President, Special Markets Division
Facsimile: (860) 843-7398

With a copy to:	Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, D.C. 20037
Attn.: Mark A. Dewire
Facsimile: (202) 663-6363

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

Notice is effective:  (i) when delivered personally, (ii) three business days after sent by certified mail, (iii) on the business day after sent by a nationally recognized courier service, or (iv) on the business day after sent by facsimile with electronic confirmation to the sender.  A party may change its notice address by giving notice in accordance with this Section 16.3.

16.4.                        Recoupment and Setoff; Joint and Several Liability.

“Seller’s Monetary Obligations” under Section 14 of the UTC shall include, without limitation, the VIR, all subsidies and any Epidemic Return Payments.  Sears may, at any time after they accrue, collect Seller’s Monetary Obligations by debit memo.  To the extent a debit memo exceeds the amounts owed by Sears at the time it is issued, Seller shall pay the difference by company check within 30 days after receiving Sears’ debit memo. Easco, Lea Way and Jessie & J shall be jointly and severally liable for any Seller’s Monetary Obligations and for any damages suffered by Sears as a result of Seller’s breach of this Agreement.

16.5.                        Liquidated Damages.

Seller and Sears hereby agree that the Epidemic Return Payments, Return Costs and other liquidated payments which are due hereunder are not intended by the parties as penalty payments, but are instead, intended as liquidated damages to partially compensate Sears for its losses should Seller fail to meet its required performance levels.  Furthermore, the parties agree that these amounts are reasonable and appropriate because of the difficulty, time and cost of determining Sears actual damages resulting from such performance shortfalls.

16.6.                        Relationship of the Parties.

The relationship of Seller and its personnel to Sears shall be that of independent contractors, and Seller shall not purport to represent Sears as Sears’ agent, employee or partner in any manner.  All persons that Seller furnishes to fulfill its obligations hereunder shall be the employees, agents and/or subcontractors of Seller and shall not be the employees or agents of Sears.  Seller shall have exclusive control over its employees and agents and over their labor and employee relations and policies relating to wages, hours and working conditions.  Seller is solely responsible for all salaries and other compensation of all of its employees and agents, and for making all deductions and withholdings and paying all contributions, taxes and assessments for their salaries and other compensation.  Seller has the exclusive right to hire, transfer, suspend, lay off, recall, promote, discipline, discharge and adjust grievances with its employees and agents.  Seller shall have no authority to enter into any contract or incur any expense or obligation of any kind in Sears’ name.

16.7                           Public Disclosure.

Seller acknowledges that Sears requires manufacturers of Sears Branded merchandise to reinforce the Sears brand names as opposed to emphasizing the manufacturers who make Sears

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

Branded merchandise.  Except as permitted under the terms and conditions of this Agreement or with Sears’ prior written consent, Seller will not disclose the existence or terms of this Agreement or any other information regarding Seller’s supply of the Sears Branded Products to Sears in any advertising, promotional or sales activity or publicity or press release.  Seller will refrain from making any reference to this Agreement or to Sears in the solicitation of business, unless Sears gives its prior written consent to such action and approves any press release or other publicity materials prior to their dissemination. Provided that Seller does not disclose any Confidential Information of Sears, Seller may disclose that it manufactures Sears Branded Products and information about its business with Sears (i) to the extent Seller reasonably believes that disclosure is required under Applicable Law or applicable stock exchange requirements and (ii) in communications with securities professionals.

16.8.                        Intentionally omitted.

16.9.                        SPRS.

For purpose of this Agreement, unless otherwise indicated herein, all calculations and measurements with respect to Sears’ purchases, sale of Sears Branded Products, average retail selling prices, and similar information will be measured in units or dollars, as the context requires, and determined by reference to Sears’ Strategic Performance Reporting System or any successor system implemented by Sears (“SPRS”).

16.10.                  Intentionally omitted.

16.11.                  Miscellaneous Support.

As reasonably requested by Sears, Seller will provide support and assistance to, and will cooperate with, Sears’ Sears Branded Product services division, Sears’ logistics/delivery organization (including Sears Logistics Services, Inc.), Sears Branded Product Quality Assurance Laboratory, Sears International Marketing, Inc., Sears’ field support organization, and any other individual or group included in or affiliated with Sears.

16.12.                  Federal Contracting Requirements.

As a federal contractor, Sears is subject to affirmative action and other federal contracting requirements, and is required to include those requirements in its subcontracts for commercial items and commercial components.  Therefore, this Agreement incorporates by reference, and Seller will comply with, the following provisions of Title 48 of the Code of Federal Regulations:  52.219-8, Utilization of Small Business Concerns; 52.222-26, Equal Opportunity; 52.222-35, Affirmative Action for Special Disabled and Vietnam Era Veterans; 52.222-36, Affirmative Action for Handicapped Workers; and 52.244-6, Subcontracts for Commercial Items and Commercial Components.   Furthermore, Seller acknowledges that Sears is committed to helping bring small business, small disadvantaged businesses, and women-owned businesses into the American economic system.  In furtherance of this goal, if Seller uses the services of subcontractors, Seller will use reasonable efforts to involve qualified small, small disadvantaged,

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

and women-owned sources in its selection process.

16.13.                  Arbitration.

Either party may elect to submit to non-binding arbitration any dispute, claim or controversy arising out of, in connection with or relating to this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination (a “Dispute”). Either party may elect to initiate arbitration by providing written notice to the other party of its intention to submit a Dispute to arbitration.  However, if either party (“Plaintiff”) has initiated a lawsuit against the other party (“Defendant”) prior to delivery of such notice, then the Defendant must deliver written notice to the Plaintiff of its intention to submit the subject matter of the lawsuit to arbitration within thirty days of the date on which the Defendant receives service of process.  If the Defendant does not deliver written notice within such thirty day period, then neither the subject matter of the legal proceedings nor any related claims or counterclaims will be subject to arbitration.

At the time of providing notice of its intention to initiate arbitration, the initiating party shall provide the name of five potential arbitrators, all of whom must be attorneys or retired judges with no less than 15 years’ experience in the practice of law.  Any proposed arbitrator must be neutral and independent.  Within fourteen days thereafter, the responding party must choose one of the five potential arbitrators to arbitrate the Dispute and inform the initiating party of its decision.  The arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules.  The place of the arbitration shall be Chicago, Illinois.  Arbitration shall be completed within 120 days of the time the responding party selects the arbitrator. The arbitrator shall allocate the costs and expenses of the arbitrator and administrative fees of the arbitration among the parties as the arbitrator determines to be appropriate under the circumstances.  Except as provided in the preceding sentence, each party to the arbitration shall bear its own costs and expenses.

This provision does not restrict the right of either party to initiate a lawsuit in a court of competent jurisdiction after the conclusion of the arbitration. If arbitration has been demanded in accordance with the above paragraph, any pending lawsuit shall be stayed until the completion of the arbitration or expiration of the 120-day period set forth above. All issues that may relate to any applicable statute of limitations relevant to any arbitrated Dispute will be resolved as if any action filed by either party was filed on the date of first notification of a request to arbitrate and as if any action resumed by either party was filed on the date the original action was filed.

16.14                     Governing Law and Forum.

This Agreement will be governed by, and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach, or termination (collectively, “Disputes”) , shall be resolved in accordance with the laws of Illinois without regard to its conflict of laws rules.  Seller and Sears submit to venue and exclusive personal jurisdiction in the federal and state courts in Cook County, Illinois for any Disputes and waive all

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

objections to jurisdiction and venue of such courts.

16.15.                  Costs and Legal Fees.

In the event of any legal proceeding between the parties arising from this Agreement, the substantially prevailing party may recover from the other party all of its reasonable costs and expenses, including but not limited to attorneys’ fees and court costs.

16.16.                  Entire Agreement.

The agreement between Sears and Seller dated as of March 7, 1988, as amended, is hereby terminated.  This Agreement, which includes the UTC, the Vendor Guide, and each of the Exhibits attached hereto, sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof.  All prior and contemporaneous discussions and negotiations relating to the Sears Branded Products and the Sears Branded Product Lines are merged herein. This Agreement shall not be supplemented, modified or amended except by a written instrument signed by a duly authorized officer of each of Sears and Seller.  Furthermore, this Agreement shall supersede and neither Sears nor Seller shall be bound by any “disclaimers” or “click to approve” terms or conditions now or hereafter contained in any website used by Sears in connection with the Sears Branded Products or this Agreement.  Any terms and conditions in any Purchase Order, order acknowledgement, order acceptance, shipping schedule or similar documentation relating to any Sears Branded Products that contradict this Agreement’s terms and conditions are null and void unless a Sears Authorized Representative and a Seller Authorized Representative sign such documentation.  This Agreement shall be binding upon and inure to the benefit of the successors, representatives and permitted assigns of the parties hereto.  Sears and Seller represent and warrant that they are entering into this Agreement based solely on the provisions set forth herein and not in reliance, in whole or in part, on any claim or representation contained in any RFP Document

16.17.                  Survival.

All obligations of Sears and Seller which expressly or by their nature survive the expiration or termination of this Agreement, including the obligation of either party to pay any amounts accrued hereunder will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement and until they are satisfied in full or by their nature expire.

16.18.                  No Waiver.

This Agreement’s terms, covenants and conditions may be waived only by a written instrument signed by the party waiving compliance.  Any party’s failure at any time to require performance of any provision shall, in no manner, affect that party’s right to enforce that or any other provision at a later date.  No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of that or any

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

other condition or of the breach of that or that provision, term or covenant of this Agreement.

16.19.                  Construction.

The Section headings of this Agreement are for convenience only and have no interpretive value. All references in this Agreement to “including” shall be interpreted to mean “including, but not limited to,” and unless otherwise indicated all references to a number of days shall mean calendar (and not business) days. E-mail communications will be considered “in writing” for purposes of this Agreement.

16.20.                  Intentionally omitted.

16.21.                  Counterparts; Facsimile.

This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.  Each of the parties agrees that a signature transmitted to the other parties or their respective counsel by facsimile transmission shall be effective to bind the party whose signature was transmitted, as a duly executed and delivered original.  Each party further agrees to promptly deliver its original signature pages to this Agreement to counsel for the other parties promptly following execution, but any failure to do so shall not affect the binding effect of such signature.

Signature Page Follows

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

SEARS:		SELLER:

Sears, Roebuck and Co.		Easco Hand Tools, Inc.

By:	/s/ Lyle G. Heidemann	By:	/s/ George C. Moore

Name:	Lyle G. Heidemann	Name:	George C. Moore

Title:	EVP/GM	Title:	Vice President

Lea Way Hand Tool Co., Ltd.

		By:	/s/ George C. Moore

		Name:	George C. Moore

		Title:	Director

Jessie & J Co., Ltd.

		By:	/s/ George C. Moore

		Name:	George C. Moore

		Title:	V.P.